RESOLUTIONS OF THE

BOARD OF DIRECTORS

OF

UWHARRIE CAPITAL CORP

WHEREAS, the persons named below are designated as “Reporting Persons” of Uwharrie Capital Corp (the “Company”) for purposes of Rule 16a (Reporting Requirement) to the Securities and Exchange Commission (“SEC”):

1. Board of Directors Uwharrie Capital Corp

2. Roger L. Dick President and Chief Executive Officer –

Uwharrie Capital Corp;

Chief Executive Officer – Uwharrie Bank

3. R. David Beaver, III Chief Risk Officer –

Uwharrie Capital Corp;

President – Uwharrie Bank

4. Jason R. Andrew Chief Operations Officer –

Uwharrie Capital Corp and Uwharrie Bank

5. Christy D. Stoner Chief Executive Officer –

Uwharrie Investment Advisors;

Chief Marketing Officer –

Uwharrie Capital Corp and Uwharrie Bank

6. Jeffrey L. Trout President – Uwharrie Bank Mortgage

7. Heather H. Almond Chief Financial Officer –

Uwharrie Capital Corp and Uwharrie Bank

8. Cheryl P. Rinehardt Chief Credit Officer – Uwharrie Bank

9. Brooke L. Senter Chief People Officer – Uwharrie Capital Corp and

Uwharrie Bank; Assistant Corporate Secretary –

Uwharrie Capital Corp and Uwharrie Bank

10. Tamara M. Singletary Executive Vice President – Uwharrie Capital Corp and

Uwharrie Bank; Corporate Secretary – Uwharrie Capital

Corp and Uwharrie Bank

FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not “Reporting Persons” of the Company.

SEC “Reporting Persons” Resolution

UCC Board of Directors’ Meeting

January 20, 2026

FURTHER, those persons named will be responsible for complying with the “Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions” as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths,

incentive stock options, employee stock purchase plan, employee benefit plan, etc. in order to prevent violations of Rule 16a and 16b.

FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary or designee will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, R. David Beaver, III, Heather H. Almond or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed. Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

These actions being taken at a duly called meeting of the Uwharrie Capital Corp Board of Directors on January 20, 2026, for which a quorum was present.

(SEAL) /s/ Tamara M. Singletary

Tamara M. Singletary

Executive Vice President & Corporate Secretary

Uwharrie Capital Corp